Exhibit 99.3

RAVELLO SYSTEMS LTD.

US SHARE INCENTIVE PLAN, 2012

I. Name, Purpose and Definitions

1.	Name

This plan, as amended from time to time, shall be known as the Ravello Systems Ltd. US Share Incentive Plan, 2012 or the US Plan, and shall be administered by the Board and, to the extent permitted by applicable law, the Board may delegate any or all of its powers under the US Plan to one or more committees or subcommittees of the Board.

2.	Purpose

The purpose and intent of the US Plan is to provide incentives to persons who make (or are expected to make) important contributions to Ravello Systems Ltd. and/or its Subsidiaries (as defined below), by giving them the opportunity to purchase Ordinary Shares (as defined below) of Ravello Systems Ltd., pursuant to an incentive plan approved by the board of directors of Ravello Systems Ltd.

3.	Definitions

As used in this US Plan, the following terms shall have the meanings assigned to them in this Section 3.

“Award” shall mean the grant of an Option, Restricted Stock or unrestricted Ordinary Shares under the US Plan.

“Act” shall mean the Securities Exchange Act of 1933, as amended.

“Board” shall mean the board of directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Company” shall mean Ravello Systems Ltd.

“Date of Grant” shall have the meaning set forth in Section 5.2 or 7.1, as applicable.

“Disability” shall mean disability as set forth in Section 22(e)(3) of the Code.

“Eligible Person” shall mean officers, or other employees of the Company or of a Subsidiary (including a person to whom an offer of employment has been made) and members of the Board or of the board of directors of any Subsidiary, advisors and consultants or other persons who render services to the Company or a Subsidiary, regardless of their status as an employee of the Company or a Subsidiary; however, with respect to Awards intended to qualify as Incentive Stock Options, only employees of the Company or a Subsidiary shall be Eligible Persons.

“Exercise Price” shall mean the price required to be paid by a Grantee in connection with the exercise of an Option.

“Fair Market Value” shall mean, as of any date, the value of an Ordinary Share, which shall be determined as follows: (i) if the Ordinary Shares are listed or quoted on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value shall be the closing sales price for such Ordinary Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable; or (ii) in the absence of an established market for the Ordinary Shares, the fair market value thereof as determined in good faith by the Board.

“Grantee” an Eligible Person to whom an Award is granted under this US Plan.

“Incentive Stock Option” shall mean any Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Israeli Plan” shall mean the Ravello Systems Ltd. Employee Share Incentive Plan, 2012, as amended from time to time.

“M&A Transaction” means (a) any merger or consolidation of the Company with or into another entity in which the Company is not the surviving entity, (b) any sale or exchange of all or substantially all of the Ordinary Shares of the Company for cash, securities or other property, or (c) any sale of all or substantially all of the assets of the Company.

“Non-Statutory Stock Option” shall mean an Option that is not an Incentive Stock Option.

“Notice of Grant” shall have the meaning set forth in Section 5.3 or 7.2, as applicable.

“Option” shall mean an Option to purchase one (1) Ordinary Share of the Company.

“Ordinary Share” shall mean an Ordinary Share of the Company, NIS 0.01 par value.

“Restricted Stock” shall mean shares of the Company granted subject to restrictions pursuant to Section 5.

“Section 162(m)” shall mean Section 162(m) of the Code.

“Successor Corporation” shall mean the surviving entity in an M&A Transaction.

“Subsidiary” shall mean a subsidiary of the Company as set forth in Section 424 of the Code.

II. General Terms and Conditions of the US Plan

4.	Administration

4.1.	The US Plan will be administered by the Board. The Board shall have the full authority in its sole and absolute discretion, from time to time and at any time, to determine:

(a) the identity of the Grantees;

(b) the type and amount of the Award(s) to be granted to each Grantee;

(c) the time or times at which the same shall be granted;

(d) the Exercise Price (subject to Section 10 below) of Options, and the vesting schedule, expiration date, and other terms and conditions relating to each Award granted;

(e) any other matter that, in the Board’s sole and absolute discretion, is necessary or desirable for, or incidental to, the administration of the US Plan. Without derogating from the above, in determining the amount of an Award to be granted to each Grantee, the Board may consider, among other things, the Grantee’s salary or other consideration, the duration of the Grantee’s employment or engagement by the Company or a Subsidiary, and the Grantee’s contribution to the Company or to a Subsidiary.

4.2.	The Board may, from time to time, adopt such rules and regulations for carrying out the US Plan as it may deem necessary. No member of the Board shall be liable for any act or determination made in good faith with respect to the US Plan or any Award granted hereunder.

4.3.	The Board shall be entitled to delegate any or all of its powers hereunder to a committee of the Board, subject to applicable law.

4.4.	The interpretation and construction by the Board of any provision of the US Plan or of any Award granted hereunder shall be final and conclusive unless otherwise determined by the Board.

4.5.	To the extent of any conflict between the terms of the US Plan and a Notice of Grant, the terms of the US Plan shall control.

5.	Grant of Shares; Restricted Stock

5.1.	The Board shall be entitled to grant to certain Eligible Persons shares of the Company instead of Options, including shares of Restricted Stock, as it may deem desirable. The relevant provisions of the US Plan shall apply to such grant of shares mutatis mutandis.

5.2.	The Date of Grant of Restricted Stock shall be the date specified by the Board in its determination relating to the award of such Restricted Stock.

5.3.	The Board shall remit to each Grantee of Restricted Stock a Notice of Grant, which shall include the number of shares of Restricted Stock granted to such Grantee, the vesting schedule, the restrictions applicable to such shares, and such other terms and conditions as the Board, at its discretion, may prescribe.

5.4.	Unless otherwise specified in the Notice of Grant, the vesting schedule of any quantity of Restricted Stock granted under the US Plan shall be such that twenty-five percent (25%) of such shares of Restricted shall vest (and all restrictions applicable to such Restricted Stock shall lapse) on the first anniversary of the Date of Grant, and an additional two point zero eight three (2.083%) of such shares of Restricted Stock shall vest on the end of each month thereafter (i.e., the entire quantity of Restricted Stock shall vest four (4) years after the Date of Grant).

5.5.	In the event that a Grantee ceases to be employed by, or to serve as a Director of, the Company or a Subsidiary for any reason, or ceases to perform services as an advisor, consultant or other type of service provider to the Company or a Subsidiary, as applicable, all shares of Restricted Stock not previously vested shall be forfeited to the Company for no consideration.

6.	Grant of Options

The Board, at its discretion, may grant Options to any Eligible Person. The grant of an Option to a Grantee hereunder, shall neither entitle such Grantee to participate, nor disqualify him from participating, in or receiving any other Award pursuant to this US Plan or any other share options incentive plan of the Company, or any parent or subsidiary company of the Company.

7.	Option Details

7.1.	The Date of Grant of an Option shall be the date specified by the Board in its determination relating to the award of such Option.

7.2.	The Board shall remit to each Grantee a Notice of Grant, which shall include the number of Options granted to such Grantee, the vesting schedule, the terms of exercise, exercise price and duration of such Options and such other terms and conditions as the Board, at its discretion, may prescribe.

7.3.

An Option that the Board intends to be an Incentive Stock Option shall only be granted to employees of the Company or a Subsidiary and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company and its Subsidiaries shall have no liability to a Grantee, or to any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option fails to qualify as an Incentive Stock Option. An Option which is not intended to be or which fails to qualify as an Incentive Stock Option shall be designated a Non-Statutory Stock Option. If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary is not guaranteed by law, on the first day immediately following three (3) months of such leave, any Inventive Stock Option held by the Grantee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option, to the extent not previously terminated or expired. Any

Incentive Stock Option held by a Grantee whose employment with the Company terminates due to disability shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Statutory Stock Option on the one year anniversary of the Grantee’s termination, to the extent not previously terminated or expired.

7.4.	With respect to Incentive Stock Options, the aggregate Fair Market Value (determined as of the time of grant) of the Ordinary Shares with respect to which Incentive Stock Options granted under this US Plan and any other plan of the Company become exercisable for the first time by a Grantee during any calendar year shall not exceed $100,000. The excess Options, to the extent the Fair Market Value of the Shares covered thereby exceeds the foregoing limitation, shall be treated as Non-Statutory Stock Options.

8.	Dividends and Voting Rights; Rights as Shareholders

8.1.	All Ordinary Shares issued upon the exercise of Options granted under the US Plan (and any Ordinary Shares issued directly under the US Plan) shall entitle the Grantee to all the rights attached to the Ordinary Shares of the Company, including the right to receive dividends with respect thereto and to vote the same at any meeting of the shareholders of the Company, subject however to the provisions of Sections 8.2 and 8.3. Except as otherwise provided in the Notice of Grant, a Grantee of Restricted Stock shall not be considered a shareholder of the Company and shall not be entitled to the rights attached to Ordinary Shares, including dividend and voting rights, until the restrictions applicable to such shares of Restricted Stock lapse.

8.2.	Until the closing of an initial public offering of equity securities of the Company, Ordinary Shares issued upon the exercise of Options granted under the US Plan, or issued directly to an Eligible Person under the US Plan (including shares of Restricted Stock), shall be voted by an irrevocable proxy and power of attorney to the Chairman of the Board or any other person designated by the Chairman of the Board. On each and every issue brought before the shareholders of the Company for their resolution, the Chairman of the Board (or any other person designated by the Chairman) shall vote the shares in accordance with the resolution that would have been adopted by all shareholders of the Company actually voting on such issue other than the shareholders represented by such proxy. Upon the exercise of the Options and as condition to such exercise (or upon a direct issuance of shares under this US Plan, including shares of Restricted Stock) each Grantee shall sign a proxy with respect to his or her Ordinary Shares.

8.3.

For the avoidance of any doubt, the Grantees of Options shall not be deemed for any purpose whatsoever to be shareholders of the Company before the exercise of the Options granted to them and shall have no rights or privileges as shareholders of the Company, nor shall they be deemed to be a class of shareholders, or creditors, of the Company. In the event Ordinary Shares are issued directly to a Grantee under the US Plan, the Company may require that any stock certificates issued in respect of such Ordinary Shares shall be deposited in escrow by the Grantee, together with a stock power endorsed in blank, with the Company (or its designee) until the expiration of any applicable restrictions placed on such Ordinary Shares by the Board at the time they are granted to the Grantee.

8.4.	The certificate representing Ordinary Shares issued upon the exercise of any Options, or issued directly to Grantees under this US Plan, shall bear legends substantially in the following form (in addition to, or in combination with, any legend required by applicable federal and state securities laws and agreements relating to the transfer of the Company’s capital stock):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A PROXY, A COPY OF WHICH IS AVAILABLE AT THE CORPORATION’S PRINCIPAL OFFICE.”

9.	Term of Options; Vesting

9.1.	Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Notice of Grant, subject to the provisions of Section 9.2 below.

9.2.	Each Option and all rights thereunder shall expire on the date specified in the applicable Notice of Grant, provided that such date shall not be later than 10 years after the date on which the Option is granted (or 5 years in the case of an Incentive Stock Option granted to an individual who, at the time the Option is awarded, owns shares of the Company possessing more than 10% of the total combined voting power of all shares of the Company or any parent or Subsidiary of the Company), and in either case, shall be subject to earlier termination as provided in the US Plan.

9.3.	Without derogating from the rights and powers of the Board under Section 4.1 hereof, unless otherwise specified in the Notice of Grant, the vesting schedule of any quantity of Options granted under the US Plan shall be such that twenty-five percent (25%) of such Options shall vest on the first anniversary of the Date of Grant, and an additional two point zero eight three (2.083%) of such Options shall vest on the end of each month thereafter (i.e., the entire quantity of Options shall vest four (4) years after the Date of Grant).

9.4.	The Board at its discretion may grant Options which can be exercised into unvested shares prior to the vesting of the Options. Such unvested shares shall be subject to same vesting schedule applicable to the Options that were exercised prior to vesting, and shall be further subject the Company’s right to repurchase such unvested shares for no consideration in the event that Grantee’s employment is terminated for any reason prior to the actual vesting of the shares. The terms upon which such repurchase right shall be exercisable shall be established by the Board and set forth in a share repurchase agreement to be entered into between Grantee and the Company.

9.5.	Unless the Board provides otherwise, vesting of Options shall be suspended during any unpaid leave of absence, other than, in the case of any (a) leave of absence which was pre-approved by the Company for purpose of continuing the vesting of Options, or (b) transfers between locations of the Company or between the Company, any affiliate, or any respective successor thereof.

10.	Shares Available for Awards

10.1.	Number of Shares. Subject to adjustment under Section 14 below, the aggregate number of Ordinary Shares issuable under the US Plan and the Israeli Plan shall not exceed 2,161,578 Ordinary Shares. The maximum number of Ordinary Shares issuable through Incentive Stock Options under the US Plan shall be 673,000. If any Options expire or are terminated, surrendered or canceled without having been fully exercised, are forfeited in whole or in part (including as the result Ordinary Shares subject to such Options being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), or results in any Ordinary Shares not being issued, the unused Ordinary Shares covered by such Options shall again be available for the grant of Options under the US Plan and the Israeli Plan. However, in the case of Incentive Stock Options the foregoing provisions shall be subject to any limitations under the Code. At no time while there is any Option outstanding and held by a Grantee who was a resident of the State of California on the date of grant of such Option, shall the total number of Ordinary Shares issuable upon exercise of all outstanding options and the total number of Ordinary Shares provided for under any stock bonus or similar plan or agreement of the Company exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Section 260.140.45 of the California Code of Regulations (the “California Regulations”), based on the Ordinary Shares of the Company which are outstanding at the time the calculation is made.

10.2.	Per-Participant Limit. Subject to adjustment under Section 14 below, for awards granted under the US Plan after the Ordinary Shares are registered under the Act, the maximum Fair Market Value of Ordinary Shares with respect to which awards may be granted to any Eligible Person under the US Plan shall be US$1,000,000 per fiscal year. The per-Eligible Person limit described in this Section 10.2 shall be construed and applied consistently with Section 162(m).

11.	Exercise Price

The Board shall establish the Exercise Price or determine the method by which the Exercise Price is established at the time each Option is granted and specify it in the applicable Notice of Grant, provided, however, that the Exercise Price shall not be less than the greater of (i) the par value of the underlying Ordinary Share at the time of exercise, or (ii) 100% of the Fair Market Value of such Ordinary Share subject to the Option, as determined by the Board, at the time of grant of such Option; provided however, no Incentive Stock Option shall have an Exercise Price of less than 110% of such Fair Market Value in the case of any Incentive Stock Option granted to an individual who, at the time the Option is awarded, owns shares of the Company possessing more than 10% of the total combined voting power of all classes of shares of the Company or any parent or Subsidiary of the Company.

12.	Exercise of Options

12.1.	Options shall, upon vesting, become exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the US Plan.

12.2.	The exercise of an Option shall be made by a written notice of exercise delivered by the Grantee to the Company at its principal executive office. Such written notice of exercise shall specify the number of Options to be exercised and shall be accompanied by the payment for the Exercise Price therefor, and shall contain such other terms and conditions as the Board shall prescribe from time to time. In addition, the Grantee shall deliver a signed proxy as detailed in Section 8.2 above to the Company with respect to the exercised shares.

12.3.	Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 13, if any Option has not been exercised prior to its expiration pursuant to Section 9, such Option shall terminate, and all interests and rights of the Grantee in and to the same shall ipso facto expire.

12.4.	Each payment for Ordinary Shares shall be in respect of a whole number of Ordinary Shares, and shall be effected in cash or by a cashier’s check payable to the order of the Company, or such other method of payment acceptable to the Company. The Company shall not be required to issue fractional shares upon the exercise of an Option or the vesting of any other Award.

12.5.	The Company will not be obligated to deliver any certificates representing Ordinary Shares pursuant to the US Plan or to remove restrictions from Ordinary Shares (including shares of Restricted Stock) previously delivered under the US Plan until (i) all conditions of the Option or with respect to the Ordinary Shares, as the case may be, have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Ordinary Shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Grantee has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

13.	Effect of Termination of Employment or Services on Options

In the event that a Grantee ceases to be employed by, or to serve as a Director of, the Company or a Subsidiary for any reason, or ceases to perform services as an advisor, consultant or other type of service provider to the Company or a Subsidiary, as applicable, all Options previously granted to such Grantee shall terminate as follows:

13.1.	If the Grantee’s termination is due to such Grantee’s death or Disability, such Options (to the extent exercisable at the time of the Grantee’s termination of employment or services) shall be exercisable by the Grantee’s legal representative, estate manager or any other person to whom the Grantee’s rights are transferred by will or by laws of descent or distribution, or the Grantee, as the case might be, for a period of six (6) months following such termination (but in no event after the expiration date of such Options), and shall thereafter terminate.

13.2.	If the Grantee’s termination is due to, or connected with, one of the following instances, the Options shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and the Grantee shall not be entitled to exercise any of the Options, even if such Options had already vested at that time. The said instances are as follows:

(f)	The Grantee acts dishonestly or breaches his/her fiduciary duties or duty of loyalty towards the Company and/or its affiliates; or

(g)	The Grantee breaches intentionally in a material way the terms of his/her employment agreement, or other agreement with the Company and/or its affiliates.

13.3.	If the Grantee’s termination is for any reason other than those described in sub-sections 13.1 and 13.3 above, such Options (to the extent exercisable at the time of the Grantee’s termination) shall be exercisable for a period of three (3) months following such termination (but in no event after the expiration date of such Options), and shall thereafter terminate.

13.4.	Options that have not vested at the time of the Grantee’s termination shall expire immediately upon such termination, for any reason.

13.5.	Notwithstanding the foregoing provisions of this Section 13, the Board may provide, either at the time an Option is granted or thereafter, that such Option may be exercised after the periods provided for in Section 13, but in no event beyond the expiration date of the Option.

13.6.	For the purpose of this Section 13, the transfer of an Employee from the employ of the Company to the employ of an affiliate or between affiliates shall not be deemed to be a termination of employment.

14.	Adjustment Upon Changes in Capitalization, M&A Transaction or Restructuring

14.1.

Subject to any required action by the shareholders of the Company, the number of outstanding Options, as well as the Exercise Price of each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Ordinary Shares resulting from a split, reverse split, bonus issue, any other securities dividend, combination of the Ordinary Shares or any other increase or decrease in the number of issued Ordinary Shares effected without receipt of any consideration by the Company, provided, however, that the conversion of any convertible securities of the Company and/or the issuance of shares in connection with anti-dilution rights shall not be deemed to have been “effected without receipt of consideration”. Provided further, that any adjustment to the number of Incentive Stock Options and the Exercise Price thereof shall be made proportionately, on a pro rata basis in compliance with the applicable requirements of Section 424 of the Code and the Treasury Regulations promulgated thereunder. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of outstanding Options and Exercise Price thereof; provided, however, that the Board of Directors shall in any event make such adjustments as may be required by Section 25102(o) of the California Corporations Code.

14.2.	In the event of an M&A Transaction, then upon the consummation of such M&A Transaction, each outstanding Option shall be substituted by the right to purchase an equivalent security of the Successor Corporation, and each Grantee shall be entitled to purchase, subject to the conditions herein stated, such Successor Corporation’s replacement securities, as were exchangeable for the number of Ordinary Shares, which such Grantee would have been entitled to purchase except for such M&A Transaction, and the appropriate adjustments in the Exercise Price of such Options shall be made in order to reflect such exchange. Any substitution with respect to an Incentive Stock Option under this Section 14.2 shall comply with the requirements of Treasury Regulation 1.424-1(a).

14.3.	In addition, subject to any applicable law, the Board shall have full power and authority to determine that, in connection with a proposed M&A Transaction or the sale of all or substantially all of the Company’s assets, the vesting of all or a portion of the Options outstanding and unvested and all or a portion of the unvested Restricted Stock at that time shall be accelerated so that any unvested Awards or any portion thereof shall be vested immediately prior to closing of the M&A Transaction or the sale of assets.

14.4.	Without derogating from the generality of the above, and subject to any applicable law, the Board shall have full power and authority to determine that, in connection with an M&A Transaction, if the Successor Corporation does not agree to assume or substitute the Options, any vested (including pursuant to Section 14.3 above) and unexercised Option shall be automatically exercised by way of a Net Exercise immediately prior to the closing of the M&A Transaction.

For the purpose of this Section 14.4 the term “Net Exercise” shall mean the exercise of an Option for a number of Ordinary Shares that shall be computed using the following formula:

X	=	A – B
A

Where X = the number of Ordinary Shares to be issued to the Grantee.

A = the Fair Market Value of one Ordinary Share.

B = the Exercise Price.

No fractional Ordinary Shares shall be issued in connection with a Net Exercise hereunder, but in lieu of such fractional shares, the Company shall make cash payment therefor upon the basis of the Fair Market Value of such Ordinary Shares.

14.5.	If the Company is liquidated or dissolved while unexercised vested Options remain outstanding under the Plan, then all such outstanding vested Options may be exercised in full by the Grantees as of the effective date of any such liquidation or dissolution of the Company, by a Grantee giving notice in writing to the Company of an intention to exercise, paying the Exercise Price of the Options being exercised, and complying with the other conditions of exercise of such vested Options. The Company will notify the Grantees of Options that are not yet exercised of such event no later than ten (10) days prior thereto. However, if the Company fails to notify any Grantee, it will only be liable to make provisions so that the rights of such Grantee in respect of unexercised vested Option are not impaired. All unvested Options, and vested Options that remain unexercised at the end of such ten-day period, shall immediately expire. All unvested shares of Restricted Stock shall vest upon such a liquidation or dissolution.

14.6.	In the event of a restructuring of the Company’s capital that is not regulated under this Section 14, then upon the consummation of such restructuring, each Grantee of Options shall be entitled to purchase, subject to the conditions herein stated, such number of the Company’s replacement securities, as were exchangeable for, or have come in the stead of, the number of Ordinary Shares, which such Grantee would have been entitled to purchase except for such restructuring, and the appropriate adjustments shall be made to reflect such action, provided that, with respect to Incentive Stock Options, any such adjustments shall comply with all applicable provisions of applicable requirements of Section 424 of the Code and the Treasury Regulations promulgated thereunder.

15.	Non-Transferability.

15.1.	No Option or grant of Restricted Stock shall be assignable or transferable by the Grantee to whom it was granted other than by will or the laws of descent and distribution, and an Option may be exercised during the lifetime of the Grantee only by such Grantee or by such Grantee’s guardian or legal representative. The terms of such Option or Restricted Stock grant shall be binding upon the beneficiaries, executors, administrators, heirs and successors of such Grantee.

15.2.	No Ordinary Share issued upon the exercise of an Option granted to the Grantee, or directly issued to the Grantee under the US Plan (including shares of Restricted Stock), shall be transferable, other than by will or the laws of descent and distribution, until the earlier of (i) the closing of an M&A Transaction; or (ii) the closing of an initial public offering of equity securities of the Company (subject to Section 16 below); or (iii) the elapse of ten (10) years from the date of exercise of such Option (or from the date of direct issuance of such Ordinary Share (including Restricted Stock) under the US Plan, as applicable). Thereafter, transfer by a Grantee to any third party of any Ordinary Shares issued upon the exercise of Options granted to the Grantee, or directly issued to the Grantee under the US Plan, shall be subject to all conditions and terms set out in the Articles of Association of the Company, as amended from time to time, subject to all conditions and terms set out in this US Plan, and subject to all other conditions and terms by which each Grantee is otherwise bound.

16.	Lock-Up

After the Company’s initial public offering in any stock exchange, all shares held by the Grantee shall be subject to any legal restrictions on the sale of shares of the Company and/or to any restrictions on the sale of shares of the Company required by the underwriters in such public offering, and the Grantee shall be required to cooperate with the Company and sign any document that may be required by the underwriters.

17.	Amendment of the US Plan

The Board may, at any time and from time to time, terminate or amend the US Plan in any respect, provided that to the extent required by Section 162(a) of the Act, no award granted to an Eligible Person that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such award, unless and until such amendment shall have been approved by the Company’s shareholders as required by Section 162(m) (including the vote required under Section 162(m)). Further provided, that, no Options intended to qualify as Incentive Stock Options shall be granted after the date of an amendment to the number of shares available for issuance as Incentive Stock Options under Section 10.1 unless and until such amendment is approved by the Company’s shareholders as required by Treasury Regulation 1.422-2(b). The Board shall obtain shareholders approval of any US Plan amendment to the extent necessary and desirable to comply with applicable law or the Articles of Association of the Company. Subject to Sections 14 and 26, in no event shall an action of the Company alter or impair the rights of a Grantee, without his consent, under any Award previously granted to him.

18.	Tax Consequences

All tax consequences arising from the grant of an Award, exercise of any Option, from the payment for, or the subsequent disposition of, Ordinary Shares covered thereby, or from any other event or act (of the Company, a Subsidiary or the Grantee) hereunder, shall be borne solely by the Grantee, and the Grantee shall indemnify the Company and any Subsidiary, and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Grantee must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations.

19.	Continuance of Employment or Services

Neither this US Plan nor the grant of an Award hereunder shall impose any obligation on the Company or a Subsidiary to continue the employment or the directorship of any Grantee, or to use services of any Grantee, and nothing in the US Plan or in any Award granted pursuant hereto shall confer upon any Grantee any right to continue in the employ of, or the provision of services to, the Company or a Subsidiary, or restrict the right of the Company or a Subsidiary to terminate such employment or provision of services or directorship at any time.

20.	Governing Law

The US Plan and all instruments issued thereunder or connection therewith, shall be governed by, and interpreted in accordance with the laws of the State of Israel; provided, however, that in the case of application of a Non-Statutory Stock Option or an Incentive Stock Option, the US Plan shall also be governed by, and interpreted in accordance with, applicable federal laws of the United States of America, and in the case of any conflict between the laws of the State of Israel and applicable federal laws of the United States of America, the federal laws of the United States of America shall govern to the extent necessary to ensure favorable tax treatment under the Code with respect to any such Non-Statutory Stock Option or an Incentive Stock Option.

21.	Application of Funds

The proceeds received by the Company from the issuance of Ordinary Shares pursuant to Options granted under the US Plan will be used for general corporate purposes of the Company, or as otherwise determined by the Board.

22.	Multiple Agreements

The terms of each Award may differ from other Awards granted under the US Plan at the same time, or at any other time. The Board may also grant more than one Award to a given Grantee during the term of the US Plan, either in addition to, or in substitution for, one or more Awards previously granted to that Grantee. The grant of multiple Awards may be evidenced by a single Notice of Grant or multiple Notices of Grant, as determined by the Board.

23.	Non-Exclusivity of the US Plan

Unless otherwise agreed to in writing by the Grantee, or otherwise specifically stated in the Notice of Grant, the adoption of the US Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable.

24.	No Effect on Retirement and Other Benefit Plans

Except as specifically provided in a retirement or other benefit plan of the Company or a Subsidiary, Awards granted under the US Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Subsidiary, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The US Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

25.	Effective Date and Term of US Plan

The US Plan shall become effective on the date on which it is adopted by the Board, but no Award granted to an Eligible Person that is intended to comply with Section 162(m) shall become exercisable, vested or realizable, as applicable to such Award, unless and until the US Plan has been approved by the Company’s shareholders to the extent shareholders approval is required by Section 162(m) in the manner required under Section 162(m) (including the vote required under Section 162(m)). No Incentive Stock Option shall be granted under the US Plan unless and until the US Plan has been approved by Company shareholders within 12 months before or after the US Plan is adopted by the Board, as required under Treasury Regulation 1.422-2(b). No Award shall be granted under the US Plan after the completion of ten years from the earlier of (i) the date on which the US Plan was adopted by the Board or (ii) the date the US Plan was approved by the Company’s shareholders.

26.	Compliance with Code Section 409A

To the extent applicable, it is intended that the US Plan and any Awards granted under the US Plan shall comply with the requirements of Section 409A of the Code, or an exemption or exclusion therefrom and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). The company shall have no liability to a Grantee, or any other party, if any Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant (including for any resulting taxes, interest, or penalties imposed under Section 409A), or for any action taken by the Board. Any provision that would cause the US Plan or any Notice of Grant for an Award granted hereunder to fail to remain exempt from or comply with Section 409A shall have no force or effect until amended in the least restrictive manner necessary to remain exempt from or comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. Notwithstanding the provisions of Section 17 to the contrary, the Board may amend the Plan or a Notice of Grant at any time to the extent it deems necessary to comply with or meet an exception from Section 409A, in its sole and absolute discretion.